Exhibit 10.5.1

IKANOS COMMUNICATIONS, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT FOR EMPLOYEES IN INDIA

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

The terms defined in the amended and restated 2004 Equity Incentive Plan (the “US Plan”) and the Rules for Employees in India (the “India Plan”and, in conjunction with the US Plan, the “Plan”) will have the same defined meanings in this Notice of Grant. Where no definition exists in the Plan, new definitions will be noted in this document.

Name:

Address:

You have been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement as follows:

Grant Number
Date of Grant
Vesting Commencement Date
Total Number of Restricted Stock Units

Vesting Schedule:

[Fifty percent (50%) of the Restricted Stock Units will vest and be issued to Participant on each of the first two anniversaries of the Vesting Commencement Date, provided that the Participant continues to be a Service Provider through such dates. In the event Participant ceases to be a Service Provider for any or no reason (including death or Disability) before Participant vests in the right to acquire the Shares to be issued pursuant to the Restricted Stock Unit, the Restricted Stock Unit and the Participant’s right to acquire any Shares hereunder will immediately terminate.]

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Terms and Conditions of International Restricted Stock Units (the “Agreement”), attached hereto as Appendix A, both of which are made a part of this document.

You acknowledge receipt of a copy of the 2004 Equity Incentive Plan prospectus. The Agreement and prospectus are available on the Company’s website at http://iweb/Finance/Forms/2004StockPlan.pdf or by request from the Company’s Stock Administration Department. You hereby agree that these documents are deemed to be delivered to you.

PARTICIPANT:	IKANOS COMMUNICATIONS, INC.

Signature	By

Print Name	Title

APPENDIX A

TERMS AND CONDITIONS OF INTERNATIONAL RESTRICTED STOCK UNITS

1.   Grant.   The Company hereby grants to the Participant under the Plan (which includes the terms of the US Plan and the India Plan) an Award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan.

2.   India Plan.   Pursuant to the terms of the India Plan, it is intended that Restricted Stock Units granted under the Plan shall qualify for favorable tax treatment under the Guidelines set forth by the Government of India (the “Guidelines”) and this Agreement and the Plan shall be construed accordingly. Notwithstanding the foregoing, certain events may affect the status of the India Plan and it may be disqualified in the future. Neither the Company nor Employer makes any undertakings nor representations to maintain the qualified status of the India Plan, and Participant will not be entitled to any damages if the India Plan, and thus the Restricted Stock Units, no longer qualify for favorable tax treatment under the Guidelines.

3.   Company’s Obligation to Pay.   Each Restricted Stock Unit represents the right to receive a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4.   Vesting Schedule.   Subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Notice of Grant of Restricted Stock Units, subject to the Participant continuing to be a Service Provider through each applicable vesting date.

5.   Forfeiture upon Termination as Service Provider.   Notwithstanding any contrary provision of this Agreement, if the Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

6.   Payment after Vesting.   Any Restricted Stock Units that vest in accordance with Section 4 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, subject to Section 7.

7.   Withholding of Taxes.   Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such Shares so issuable (the “Withholding Taxes”). Participant acknowledges that the ultimate liability for all Withholding Taxes legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Participant’s actual employer (the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of

Restricted Stock Units, the settlement of the Restricted Stock Units in Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Withholding Taxes.

To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable Shares upon vesting of Restricted Stock Units, according to the vesting schedule, having a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Administrator may specify from time to time. The Company will not retain fractional Shares to satisfy any portion of the Withholding Taxes. If the Administrator determines that the withholding of whole Shares results in an overwithholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in Shares as described above, prior to the issuance of Shares upon vesting of Restricted Stock Units or the receipt of an equivalent cash payment, Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by Participant from Participant’s wages or other cash compensation payable to Participant by the Company or the Employer or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, or in addition, if permissible under local law, the Participant may instruct and authorizes the Administrator to pay Withholding Taxes, in whole or in part, by one of the additional following alternatives:

(a)    Participant providing irrevocable instructions to a Company-designated broker to deliver cash to the Company (or the Employer) from the Participant’s previously established account with such broker equal to the Withholding Taxes; or

(b)    Participant providing irrevocable instructions to a Company-designated broker to sell a sufficient number of Shares otherwise deliverable to Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or Applicable Laws.

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 4, the Participant will permanently forfeit such Restricted Stock Units and any Shares otherwise deliverable with respect thereto, and the Restricted Stock Units will be returned to the Company at no cost to the Company.

8.   Rights as Stockholder.   Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

9.   No Effect on Service.   Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 4 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant’s continuation as a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Employer to terminate Participant’s status as a Service Provider at any time, with or without cause in accordance with applicable law.

10.   Acknowledgment of Nature of Plan and Restricted Stock Units.   In accepting the Award, Participant acknowledges that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)    the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    Participant’s participation in the Plan is voluntary;

(e)    Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and Restricted Stock Units are outside the scope of Participant’s employment contract, if any;

(f)     Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)    neither the Award of Restricted Stock Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment, and in the event that Participant is not an employee of the Company or any Subsidiary of the Company, Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;

(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)     if Participant receives Shares, the value of such Shares acquired on vesting of Restricted Stock Units may increase or decrease in value;

(j)     no claim or entitlement to compensation or damages arises from termination of Restricted Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Restricted Stock Units or Shares received upon vesting of

Restricted Stock Units resulting from termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(k)    in the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave”or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive Shares pursuant to the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Award of Restricted Stock Units.

11.   Address for Notices.   Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its [TITLE] at Ikanos Communications, Inc., [ADDRESS], or at such other address as the Company may hereafter designate in writing.

12.   Grant is Not Transferable.   Except to the limited extent permitted in the event of the Participant’s death, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13.   Binding Agreement.   Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.   Additional Conditions to Issuance of Stock.   If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such foreign, state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15.   Data Privacy Notice and Consent.   Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Restricted Stock Units may be deposited. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

16.   Electronic Delivery.   The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.   Plan Governs.   This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

18.   Administrator Authority.   The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules

(including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19.   Captions.   Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.   Agreement Severable.   In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.   Modifications to the Agreement.   This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock Units.

22.   Governing Law.   This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

23.   Language.   If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

24.   Exchange Control Notification.   Participant hereby agrees to comply with the India Foreign Exchange Management Act and conditions from the Reserve Bank of India (“RBI”), including:

(a)    Repatriating the proceeds from any dividends or the sale of Shares to India within a reasonable time of receipt; and

(b)    Providing evidence of repatriation of funds (e.g., a certificate of foreign remittance) to the Company, the Employer or the RBI upon request.